ARTICLES OF MERGER CAYENNE ENTERTAINMENT, INC. INTO BOEING RUN, INC.

                              ARTICLES OF MERGER

These Articles of Merger ("Articles") made and entered into this date below, by and between Cayenne Entertainment, Inc., a Nevada corporation (hereinafter referred to as "CEI") and Boeing Run Incorporated, a Colorado corporation (hereinafter referred to as "BRI") are adopted pursuant to the requirements of the Nevada Revised Statues and the Colorado Corporation Revised Statues. All such laws permit the merger described hereinafter, subject to the terms and conditions set forth as follows:

                                 ARTICLE I
                 INCORPORATION AND SURVIVING CORPORATION

CEI was organized in accordance with the laws of the State of Nevada on November 13, 2000 CEI's capitalization is 50,000,000 shares of $0.001 per value common stock and 1,000,000 shares of $0.001 per value preferred stock., of which 685,000 shares of common stock are outstanding.

BRI was incorporated in accordance with the laws of the State of Colorado on April 9, 1998. BRI's capitalization is 20,000,000 shares of no per value common stock and 5,000,000 shares of non-voting preferred stock. BRI is the surviving corporation.

                                 ARTICLE II
                               BOARD APPROVAL

This Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the required Nevada and Colorado Statues.

Approved by the Board of Directors of CEI on March 31, 2001 and BRI on March 31, 2001.

                                ARTICLE III
                          STOCKHOLDER APPROVAL

The ARTICLES OF MERGER and AGREEMENT OF MERGER was adopted by the stockholders of CEI at its Special meeting held on April 2, 2001. There were present in person or by Proxy all shareholders representing 685,000 of the outstanding shares. CEI has two classes of stock with only common shares outstanding. Each share of common stock is entitled to one (1) vote on all matters submitted to its stockholders. There were no shares voting against the merger and no shares abstaining.

The ARTICLES OF MERGER and AGREEMENT OF MERGER was adopted by the stockholders of BRI at its Special meeting held on April 5, 2001. There were present in person or by Proxy all shareholders representing 1,505,000 of the outstanding shares. BRI has one class of stock which is entitled to one (1) vote on all matters submitted to its stockholders. There were no shares voting against the merger and no shares abstaining.

The number of votes cast in favor of the merger by the stockholders of both CEI and BRI were sufficient for approval of the merger by the stockholders of each corporation.

                                 ARTICLE IV
                       CERTIFICATE OF INCORPORATION

The Certificate of Incorporation, including all amendments thereto, of Boeing Run Incorporated, the surviving corporation, shall be its Certificate of Incorporation.

                                 ARTICLE V
                            EXCHANGE OF SHARES

CEI Stockholders shall surrender all their stock certificates representing 685,000 shares (100% of the outstanding stock) for 575,000 shares of BRI common stock. CEI shares surrendered to BRI shall be canceled and retired by BRI. Pursuant to this merger all minutes of CEI are adopted to and become minutes of BRI.

                                 ARTICLE VI
                         DISSENTING SHAREHOLDERS

The surviving BRI shall comply with the provisions of applicable law with the appraisal of and reasonable payment for stock of BRI stockholders that objected, if any, to this merger. Reasonable payments for dissenting CEI and BRI stockholders and the reasonable cost of all proceedings in connection with all matters necessary to be performed in connection therewith will be at BRI's expense.

                                ARTICLE VII
                             PRINCIPLE OFFICE

The AGREEMENT OF MERGER executed by CEI and BRI, effective April 6, 2001 is on file at the principle place of business of CEI and BRI located at 5527 East Camelback Road, Phoenix, Arizona 85018.

                               ARTICLE VIII
                    COPY OF THE AGREEMENT OF MERGER

A copy of the AGREEMENT OF MERGER will be furnished by BRI, the surviving corporation, on request and without cost, to any stockholder of any corporation which is party to this merger.

                               ARTICLE IX
                             EFFECTIVE DATE

The effective date of this merger shall be the date these ARTICLES OF MERGER are filed with the Secretary of the States of Colorado and Arizona.

IN WITNESS WHEREOF, these ARTICLES OF MERGER, having been duly approved by a resolution of the Boards of Directors and Stockholders of BRI and CEI, are executed by the President and Secretary of CEI this 6th day of April, 2001.

CAYENNE ENTERTAINMENT, INC.



/s/ Gordon LeBlanc, Jr.                   /s/ Kay Leblanc
Gordon LeBlanc, Jr. as its President      Kay LeBlanc, as its Secretary

NOTARY: I hereby attest that Gordon LeBlanc, Jr. and Kay LeBlanc on this day of April 18, 2001 did in fact personally appear in my presence and sign their names affixed above.

I /s/ Marian B. Creel of Maricopa County, Arizona am duly authorized Notary.

My Commission Expires on: March 24, 2003